                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549


                                 SCHEDULE 13G
                                (Rule 13d-102)

Information to be Included in Statements Filed Pursuant to Rules 13d-1(b), (c)
        and (d) and Amendments Thereto Filed Pursuant to Rule 13d-2(b)
                              (Amendment No. 1)*


                             NOVAMED EYECARE, INC.
                             ---------------------
                               (Name of Issuer)

                    COMMON STOCK, par value $.01 per share
                    --------------------------------------
                        (Title of Class of Securities)


                                  66986W 10 8
                                  -----------
                                (CUSIP Number)


                               December 31, 2000
                               -----------------
            (Date of Event Which Requires Filing of the Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     [   ]  Rule 13d-1(b)
     [   ]  Rule 13d-1(c)
     [ X ]  Rule 13d-1(d)


     *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

     The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

-----------------------                                   --------------------
 Cusip No. 66986W 10 8                13G                  Page 2 of 10 Pages
-----------------------                                   --------------------


------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      DOUGLAS WILLIAMS FAMILY LIMITED PARTNERSHIP

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
 2                                                              (a) [_]
                                                                (b) [X]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      GEORGIA

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            1,639,488

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          -0-
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             1,639,488

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          -0-
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      1,639,488
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      6.6%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
12
      PN

------------------------------------------------------------------------------

-----------------------                                   --------------------
 Cusip No. 66986W 10 8                13G                  Page 3 of 10 Pages
-----------------------                                   --------------------


------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      BRODERSEN-WILLIAMS EYE INSTITUTE, P.C.

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
 2                                                              (a) [_]
                                                                (b) [X]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      INDIANA

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            1,639,488

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          -0-
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             1,639,488

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          -0-
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      1,639,488
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      6.6%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
12
      CO

------------------------------------------------------------------------------

-----------------------                                   --------------------
 Cusip No. 66986W 10 8                13G                  Page 4 of 10 Pages
-----------------------                                   --------------------


------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      DOUGLAS P. WILLIAMS, M.D.

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
 2                                                              (a) [_]
                                                                (b) [X]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      U.S.A.

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            1,807,488

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          -0-
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             1,807,488

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          -0-
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      1,807,488
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      7.3%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
12
      IN

------------------------------------------------------------------------------

-----------------------                                   --------------------
 Cusip No. 66986W 10 8                13G                  Page 5 of 10 Pages
-----------------------                                   --------------------


Item 1(a).  Name of Issuer:
               NovaMed Eyecare, Inc.

Item 1(b).  Address of Issuer's Principal Executive Offices:
               980 North Michigan Avenue
               Suite 1620
               Chicago, Illinois 60611

Item 2(a).  Name of Person Filing:
               Douglas Williams Family Limited Partnership
               Brodersen-Williams Eye Institute, P.C.
               Douglas P. Williams, M.D.

Item 2(b).  Address of Principal Business Office:
               Douglas Williams Family Limited Partnership
               6850 Hohman Avenue
               Hammond, Indiana 46324

               Brodersen-Williams Eye Institute, P.C.
               6850 Hohman Avenue
               Hammond, Indiana 46324

               Douglas P. Williams, M.D.
               6850 Hohman Avenue
               Hammond, Indiana 46324

Item 2(c).  Citizenship:

               Douglas Williams Family Limited Partnership:  Georgia
               Brodersen-Williams Eye Institute, P.C.:       Indiana
               Douglas P. Williams, M.D.:                    U.S.A.

Item 2(d).  Title of Class of Securities:

               Common Stock, par value $.01 per share

Item 2(e).  CUSIP Number:

               66986W 10 8

Item 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b) or (c), check whether the person filing is a:

            (a)  [__]  Broker or dealer registered under Section 15 of the
                       Exchange Act;
            (b)  [__]  Bank as defined in Section 3(a)(6) of the Exchange Act;
            (c)  [__]  Insurance company as defined in Section 3(a)(19) of the
                       Exchange Act;
            (d)  [__]  Investment company registered under Section 8 of the
                       Investment Company Act;

-----------------------                                   --------------------
 Cusip No. 66986W 10 8                13G                  Page 6 of 10 Pages
-----------------------                                   --------------------


            (e)  [__]  An investment adviser in accordance with Rule
                       13d-1(b)(1)(ii)(E);
            (f)  [__]  An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);
            (g)  [__]  A parent holding company or control person in accordance with Rule 13d-1(b)(ii)(G);
            (h)  [__]  A savings association as defined in Section 3(b) of the
                       Federal Deposit Insurance Act;
            (i)  [__]  A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;
            (j)  [__]  Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

Item 4.     Ownership:

     (a)    Amount beneficially owned:

            Douglas Williams Family Limited Partnership:        1,639,488
            Brodersen-Williams Eye Institute, P.C.:             1,639,488 /(1)/
            Douglas P. Williams, M.D.:                          1,807,488 /(2)/

     (b)    Percent of Class:

            Douglas Williams Family Limited Partnership:        6.6%
            Brodersen-Williams Eye Institute, P.C.:             6.6%  /(1)/
            Douglas P. Williams, M.D.:                          7.3%  /(2)/

     (c)    Number of shares as to which each person has:

            Douglas Williams Family Limited Partnership:

            (i)   sole power to vote or to direct the vote:  1,639,488
            (ii)  shared power to vote or to direct the vote:  -0-
            (iii) sole power to dispose or to direct the disposition of:
                  1,639,488
            (iv)  shared power to dispose or to direct the disposition of:  -0-


            Brodersen-Williams Eye Institute, P.C.:

            (i)   sole power to vote or to direct the vote:  1,639,488 /(1)/
            (ii)  shared power to vote or to direct the vote:  -0-
            (iii) sole power to dispose or to direct the disposition of:
                  1,639,488 /(1)/
            (iv) shared power to dispose or to direct the disposition of:  -0-
_____________________
/(1)/   Brodersen-Williams Eye Institute, P.C. ("BWPC") is the general partner of Douglas Williams Family Limited Partnership ("DWFP"). In such capacity, BWPC has sole voting and investment power with respect to the shares held by DWFP and, therefore, may be deemed to be the beneficial owner of the shares directly owned by DWFP.

/(2)/ Dr. Williams holds 168,000 shares individually and is the President, sole Director and sole shareholder of BWPC. In such capacity, Dr. Williams may be deemed to be the beneficial owner of the shares directly owned by DWFP.

-----------------------                                   --------------------
 Cusip No. 66986W 10 8                13G                  Page 7 of 10 Pages
-----------------------                                   --------------------


            Douglas P. Williams, M.D.:

            (i)   sole power to vote or to direct the vote:  1,807,488 /(2)/
            (ii)  shared power to vote or to direct the vote:  -0-
            (iii) sole power to dispose or to direct the disposition of:
                  1,807,488 /(2)/
            (iv)  shared power to dispose or to direct the disposition of:  -0-


Item 5.     Ownership of Five Percent or Less of a Class:

            If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than 5 percent of the class of securities, check the following: _____

Item 6.     Ownership of More than Five Percent on Behalf of Another Person:

               Not Applicable

Item 7. Identification and Classification of the Subsidiary which Acquired the Security Being Reported on by the Parent Holding Company:

               Not Applicable

Item 8.     Identification and Classification of Members of the Group:

               Not Applicable

Item 9.     Notice of Dissolution of Group:

               Not Applicable

Item 10.    Certification:

               Not Applicable

                                   SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  February 12, 2001


                    DOUGLAS WILLIAMS FAMILY LIMITED PARTNERSHIP


                    By: Brodersen-Williams Eye Institute, P.C., Its General Partner


                           By:  /s/ DOUGLAS P. WILLIAMS, M.D.
                                -----------------------------
                           Its: President

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  February 12, 2001


                    BRODERSEN-WILLIAMS EYE INSTITUTE, P.C.

                    By:    /s/DOUGLAS P. WILLIAMS, M.D.
                           ----------------------------
                    Its:   President


After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  February 12, 2001


                    /s/ DOUGLAS P. WILLIAMS, M.D.
                    ----------------------------
                      Douglas P. Williams, M.D.

                                 Exhibit Index
                                 -------------



   1.          Joint Filing Agreement dated February 12, 2001 by and    Page No.
               between Douglas Williams Family Limited Partnership,     --------
               Brodersen-Williams Eye Institute, P.C., and Douglas P.      10
               Williams, M.D.


   EX-1        JOINT FILING

                                 JOINT FILING
                                 ------------



     Douglas Williams Family Limited Partnership, Brodersen-Williams Eye Institute, P.C. and Douglas P. Williams, M.D. hereby agree that the Schedule 13G to which this Agreement is attached is being filed on behalf of each of Douglas Williams Family Limited Partnership, Brodersen-Williams Eye Institute, P.C. and Douglas P. Williams, M.D.

Date:  February 12, 2001

                    DOUGLAS WILLIAMS FAMILY LIMITED PARTNERSHIP

                    By: Brodersen-Williams Eye Institute, P.C., Its General Partner

                           By:  /s/  DOUGLAS P. WILLIAMS, M.D.
                                ------------------------------
                           Its:  President

                    BRODERSEN-WILLIAMS EYE INSTITUTE, P.C.

                    By:    /s/  DOUGLAS P. WILLIAMS, M.D.
                           ------------------------------
                    Its:   President

                    /s/  DOUGLAS P. WILLIAMS, M.D.
                    ------------------------------
                    Douglas P. Williams, M.D.